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                                                                 EXHIBIT 10(h)
                                                                 [TRW LOGO]

NONQUALIFIED
STOCK OPTION
AGREEMENT



To:     Name
----------------------------

        SS Number
-----------------------------
  (SOCIAL SECURITY NUMBER)


There hereby is granted to you, as a key employee of TRW Inc. ("TRW") or of a subsidiary, an option to purchase (AMOUNT) shares of Common Stock, par value $0.625 each, of TRW ("TRW Common") at an option price of $87.94 per share. This option is granted to you pursuant to the
                                  Plan and is subject to the terms and
---------------------------------
conditions set forth below.

Date of Grant:  February 7, 1996


This option is not intended to be an incentive stock option as defined in
Section 422A of the Internal Revenue Code.


TRW INC.


By:
   -----------------------------------------
          AUTHORIZED OFFICER


--------------------------------------------------------------------------------

                              TERMS AND CONDITIONS


1. PURCHASE RIGHTS.
This option cannot be exercised before the first anniversary of the date of grant. After that you will be entitled to purchase up to 33-1/3% of the shares covered by this option, rounded down to the nearest whole share for each of the first two years, for each full year of your continuous employment with TRW after the date of grant. The purchase rights accumulate as shown in the following table.

                                   Cumulative Maximum
Number of Full Years               Percentage of
Of Continous Service               Optioned Shares That
After Date of Grant                May Be Purchased
---------------------------------------------------------
          1                             33-1/3%
          2                             66-2/3%
          3                             100%

Notwithstanding the foregoing, in the event of a change in control of TRW, this option will immediately become exercisable in respect of all of the shares covered by this grant. For purposes of this agreement, a change in control is defined in resolutions adopted by the Compensation and Stock Option Committee of the Directors of TRW on July 26, 1989, which, in summary, provide that a change in control is a change occurring (a) by virtue of TRW's merger, consolidation or reorganization into or with, or transfer of assets to, another corporation or
(b) by virtue of a change in the majority of the Directors of TRW during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or
(c) through the acquisition of shares representing 20% or more of the voting power of TRW or (d) through any other change in control reported in any filing with the Securities and Exchange Commission; provided that no change in control is deemed to have occurred by the acquisition of shares, or any report of such acquisition, by TRW, a subsidiary of TRW or a TRW-sponsored employee benefit plan. The language of the resolutions controls over this summary language.

2. EXERCISE IN WHOLE OR PART.
To the extent this option has become exercisable, you may purchase on any date or dates all or any part of the shares which you are then entitled to purchase. However, no fractional shares may be purchased.

3. TERM OF OPTION.
To the extent this option has become exercisable in accordance with paragraph 1 above, it may be exercised by you at any time during the 10-year period beginning on the date of grant. To the extent this option remains unexercised at the end of the 10-year period, your unexercised purchase rights will terminate. To the extent unexercised, this stock option will terminate before the end of such 10-year period in the following cases:

(a) If your employment with TRW terminates before you reach age 55, your unexercised purchase rights will terminate three months after the date your employment terminates.

(b) If the Directors of TRW shall find that you intentionally committed an act materially inimical to the interests of TRW or a subsidiary, your unexercised purchase rights will terminate as of the time you committed such act, as determined by the Directors.

If your employment is terminated by death or disability, your purchase rights will not be subject to termination under clause (a) above and will continue for the entire 10-year period. In the event of a change in control of TRW (as defined herein), your purchase rights will not under any circumstances be subject to termination before the end of the 10-year period beginning on the date of grant. Nothing contained in this option shall extend this option beyond a 10-year period beginning on the date of grant or shall limit whatever right TRW or a subsidiary might otherwise have to terminate your employment at any time.

4. PAYMENT OF OPTION PRICE.
The option price shall be payable at the time of exercise. The option price shall be paid at the Office of Secretary at TRW's corporate headquarters or at any other place designated by the Secretary. The option price may be paid in cash, in full shares of TRW Common, or in a combination of both, in accordance with such procedures and subject to such further conditions as the Secretary of TRW may establish from time to time. Notwithstanding the foregoing, the Compensation and Stock Option Committee of TRW at any time may suspend or terminate your right to pay any or all of the option price in shares of TRW Common.

Cash payments shall be made in United States dollars, except that, if at the time of exercise you are employed by or on assignment for TRW or a subsidiary at a location outside the United States, a cash payment may, with the prior approval of the Secretary of TRW, be made in the official currency used at such location in an amount specified by the Secretary as equivalent to the same amount in United States dollars.

Shares delivered in payment of the option price shall be valued at their fair market value on the date of exercise. For purposes of this option, "fair market value" is the mean of the high and low sales prices of a share of TRW Common on the date of exercise on the New York Stock Exchange Composite Transactions Listing as reported in the Midwest edition of THE WALL STREET JOURNAL (or if there are no sales on such date, then the closing sale price on such Listing on the nearest date before the date of exercise) or such other method or procedure for determining fair market value as the Compensation and Stock Option Committee of TRW in its sole discretion may determine. For purposes of this option, the "date of exercise" is the date on which written notice, accompanied by the option price, is received by the Secretary of TRW or his designee that you have elected to exercise all or part of this option.

5. TAXES.
Upon any exercise of this option, TRW may withhold delivery of certificates for the purchased shares until you make arrangements satisfactory to TRW to pay any withholding, transfer or other taxes due as a result of such exercise. You may elect, in accordance with applicable regulations of the Compensation and Stock Option Committee of TRW, to pay a portion or all of the amount of required withholding taxes in shares of TRW Common, either by delivering to TRW previously held shares of TRW Common or by having shares of TRW Common withheld from the shares purchased hereunder.

6. SECURITIES LAWS.
This option shall not be exercisable if such exercise would violate any Federal or state securities law. TRW will use its best efforts to make such filings and initiate such proceedings as may be necessary to prevent such violations unless the Directors of TRW determine, in their sole discretion, that such filings or proceedings would result in undue expense or hardship for TRW. TRW may place appropriate legends on the certificates for the optioned shares, give stop-transfer instructions to its transfer agents or take any other action to achieve compliance with those laws in connection with any exercise of this option or your resale of the optioned shares.

7. TRANSFERABILITY.
This option is not transferable other than by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you or your guardian or legal representative.

8. LEAVES OF ABSENCE.
If you take a leave of absence for illness, military or governmental service or other reasons, and such leave has been specifically approved by the Chairman of the Board or the President of TRW for purposes of this option, then such leave will not be treated as an interruption of your employment.

9. ADJUSTMENTS.
The Compensation and Stock Option Committee of TRW may make such adjustments in the option price and in the number or kind of shares of TRW Common or other securities covered by this option as it in its sole discretion may determine are equitably required to prevent dilution or enlargement of your rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of TRW, merger, consolidation, reorganization, partial or complete liquidation or other corporate transaction or event having an effect similar to any of the foregoing.

10. CERTAIN DEFINITIONS.
For purposes of this option, employment with a subsidiary will be treated as equivalent to employment with TRW itself, and your continuous employment will not be deemed to be interrupted by reason of your transfer among TRW and its subsidiaries. "Subsidiary" means a corporation or other entity in an unbroken chain of entities beginning with TRW if each of the entities other than the last entity in the unbroken chain owns stock or other ownership interests possessing 50% or more of the total outstanding combined voting power of all classes of stock or other interests in the next entity in the chain.

11. MISCELLANEOUS.
This stock option is subject to all the terms and conditions of the TRW plan pursuant to which it is granted. The Compensation and Stock Option Committee of TRW has authority to interpret and construe any provision of this instrument and the TRW plan pursuant to which this stock option is granted, and any such interpretation and construction shall be binding and conclusive. Any reference in this option to the Directors of TRW includes the Executive Committee of the Directors.